Exhibit 10.1

October 26, 2005

Michael D. Craighead
c/o Pericom Semiconductor
3545 North First Street
San Jose, CA 95134

Dear Mike:

          This letter sets forth the terms you and I have discussed in regard to your employment with Pericom Semiconductor Corporation (“Pericom” or the “Company”), and your plans to resign from Pericom early next year.  If the terms of this Transition Agreement (the “Agreement”) are acceptable, please sign where indicated below.

          1.       Transition Period.  Between now and January 31, 2006 (the “Transition Period”), you will continue your employment at Pericom as its VP, Finance and Administration/CFO.  Your resignation will be effective on January 31, 2006 (unless the Transition Period is terminated sooner in accordance with Section 4 below), and your employment will terminate at that time.

          2.       Duties During Transition Period.  During the Transition Period, you will continue to perform your current duties as VP, Finance and Administration/CFO, as well as any other duties that may be reasonably assigned to you by Pericom’s Chief Executive Officer (“CEO”).

          3.       Compensation and Benefits During Transition Period.  During the Transition Period, you will continue to receive your current annual base salary (less applicable taxes and withholdings), as may be increased (but not decreased) from time to time, in accordance with Pericom’s normal payroll cycle.  During the Transition Period, you also will continue to receive employee benefits that are provided to other similarly-situated employees (e.g., group health, dental and vision insurance, 401(k)), subject to the terms and conditions of each employee benefit plan.

          4.       Termination of Transition Period.  You understand and agree that your employment with Pericom will continue to be at-will during the Transition Period. This means that either you or Pericom may terminate your employment at any time, with or without notice and with or without cause.  Notwithstanding the foregoing, Pericom may immediately terminate the Transition Period for “Cause” if you (i) engage in material misconduct, including but not limited to fraud, misappropriation of Pericom’s trade secrets or proprietary information, or embezzlement, (ii) exhibit, in Pericom’s reasonable discretion, dishonesty or lack of effort in performance of the duties assigned to you, (iii) commit a felony or other criminal act against Pericom, (iv) breach any material provision, representation or warranty in this Agreement or any other agreement between herself and Pericom.  If your employment is terminated prior to January 31, 2006 for Cause, you shall not be entitled to any of the payments or benefits described in Section 5 below.  You understand and agree you will not be entitled to any further compensation or benefits from Pericom after your employment terminates for any reason, except as otherwise set forth in this Agreement.

          5.        Payments and Stock Acceleration Upon Termination.  You shall be entitled to the following payments and benefits following the termination of your Transition Period, subject to the terms and conditions set forth in subsections (a) and (b) below:

a.

Bonus:  If your employment continues through January 31, 2006, Pericom shall pay you a bonus equal to $30,000.00 (the “Bonus”), less applicable taxes and withholdings.  If your employment is terminated by Pericom without Cause (as defined in Section 4 above) prior to January 31, 2006, Pericom shall pay you a pro-rated portion of the Bonus (less applicable taxes and withholdings), which shall be calculated on a daily basis for each day elapsed from November 1, 2005 through the date your employment terminates.  You will not be entitled to any portion of the Bonus if your employment is terminated by Pericom for Cause prior to January 31, 2006, or if you voluntarily terminate your employment prior to January 31, 2006.

b.

Stock Option Acceleration.  If your employment continues through January 31, 2006, Pericom shall accelerate the vesting of the stock options that were granted to you on April 21, 2003 and April 18, 2005 such that 100% of those stock options shall be vested and exercisable as of the date your employment terminates (January 31, 2006).  You acknowledge and agree that you were granted an option to purchase 12,000 shares of Pericom’s stock on April 21, 2003 (the “April 21, 2003 Option”), and an option to purchase 11,000 shares of Pericom’s stock on April 18, 2005 (the “April 18, 2005 Option”), and further acknowledge and agree that the acceleration provisions of this Section 5(b) shall only apply to the April 21, 2003 Option and the April 18, 2005 Option.  You further acknowledge and agree that you shall not be entitled to any stock option acceleration under this Section 5(b) if you voluntarily resign prior to January 31, 2006 or if Pericom terminates your employment for Cause prior to January 31, 2006.  However, if Pericom terminates your employment prior to January 31, 2006 without Cause, you shall be entitled to the stock option acceleration set forth in this Section 5(b) as of the date your employment terminates.

          6.       Proprietary Information.  You agree not to disclose, use or otherwise misappropriate any trade secrets or other confidential, privileged and proprietary information belonging to Pericom or acquired by you during your employment with Pericom.  You understand and agree that you shall continue to be bound by the Employment Agreement and Conflict of Interest Agreements that you signed in connection with your employment, and your obligations under these agreement shall continue to remain in effect following the termination of your employment.

          7.       Integration; Governing Law; Severability.  You and Pericom agree this letter contains all of our agreements and understandings with respect to the subject matter of this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement, except to the extent that the provisions of any such agreement have been expressly referred to in this Agreement as having continued effect.  It is agreed that this Agreement shall be governed by the laws of the State of California.  If any provision of this Agreement or the application thereof to any person, place, or circumstance shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provision as applied to other person, places, and circumstances shall remain in full force and effect.

          8.       Acknowledgments.  Finally, by your signature below, you acknowledge each of the following: (a) that you have read this Agreement or have been afforded every opportunity to do so; (b) that you are fully aware of the Agreement’s contents and legal effect; (c) that you have had an opportunity to consult with an attorney of your choosing before signing this Agreement; and (d) that you have chosen to enter into this Agreement freely, without coercion and based upon your own judgement and not in reliance upon any promises made by Pericom other than those contained in this letter.

If you wish to accept the terms of this Agreement, please sign where indicated below and return this Agreement to me.

Sincerely,

Alex Hui
President and CEO

I have read and understand the Agreement above and agree to be bound by its terms and conditions.

_____________________________	Date: ___________________
Michael D. Craighead